As filed with the Securities and Exchange Commission on May 6, 2020

File No. 333-237615

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MODULAR MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0620495
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

16772 W. Bernardo Drive

San Diego, California 92127
858-800-3500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul DiPerna

Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer
Modular Medical, Inc.
16772 W. Bernardo Drive

San Diego, California 92127
858-800-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Lawrence G Nusbaum, Esq.
Howard F. Mulligan, Esq.
Gusrae Kaplan Nusbaum PLLC
120 Wall Street
New York, New York 10005
Telephone: 212-269-1400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the registration statement on Form S-1 (File No. 333-237615) of Modular Medical, Inc. is being filed solely for the purpose of filing an updated opinion regarding legality by (Exhibit 5.1) and consent of (Exhibit 23.2) Gusrae Kaplan Nusbaum PLLC. This Amendment No. 2 does not modify any provisions of the prospectus that forms a part of the registration statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale of shares of our common stock covered by this registration statement, other than sales commissions or discounts, and related expenses, which will be paid by the selling shareholders. All amounts shown, except the SEC registration fee, are estimates:

SEC registration fee	$6,490
Printing expenses	25,000
Legal fees and expenses	75,000
Accounting fees and expenses	6,000
Miscellaneous fees and expenses	115,000
Total	$227,490

Item 14. Indemnification of Directors and Officers.

Our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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Our Second Amended and Restated Articles of Incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The foregoing discussion of our Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, or law.

Item 15. Recent Sales of Unregistered Securities.

On April 26, 2017, pursuant to a Common Stock Purchase Agreement, dated as of July 24, 2017, by and among Manchester Explorer, LP, a Delaware limited partnership (“Manchester”), the Company and certain other persons named therein, Manchester purchased from us 2,900,000 shares of our common stock representing in excess of a majority of our then issued and outstanding common stock, for a purchase price of $375,000 (the “Control Block Acquisition”), resulting in a change in control of the Company. Simultaneously with the closing of the Acquisition (as defined below), Manchester cancelled the 2,900,000 shares of our common stock it purchased in the April 2017 Control Block Acquisition.

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among the Company, Mr. DiPerna, the sole officer, director and a controlling stockholder of Quasuras, Messrs. Besser and Frank (Messrs. Besser, Frank and DiPerna, collectively, the “3 Quasuras Shareholders”), and Quasuras, the Company acquired all of the issued and outstanding shares of Quasuras owned by the 3 Quasuras Shareholders in exchange for 7,582,060 shares of our common stock of which Messrs DiPerna, Besser and Frank received 7,220,400 shares, 180,830 shares and 180,830 shares, respectively, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”).

Messrs. Besser and Frank each previously purchased for $50,000 approximately 2.25% of the capital stock of Quasuras, and as a result each received 180,830 shares of our common stock in the Acquisition.

In July 2017, simultaneously with the closing of the Acquisition, we sold in the 2017 Placement an aggregate of 7,801,213 shares of our common stock at a purchase price of $0.66 per share resulting in gross proceeds to us of approximately $4,731,872. In connection with the 2017 Placement, we paid $41,928 as compensation in connection with sales of our shares.

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From November 2018 through March 2019, we sold in the 2018 Placement 1,856,988 shares of our common stock at a purchase price of $2.25 per share resulting in gross proceeds to us of $4,142,666.

In June 2019, we sold 30,000 shares of common stock to a consultant.

In March and April 2020, we sold shares at a price of $2.87 per share

The above sales of our shares of common stock were made pursuant to exemptions from registration pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. We made such determinations based upon representations by the purchasers of such shares including, without limitation, that such purchasers were “accredited investors” as defined in the Securities Act.

Item 16. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 6, 2020.

MODULAR MEDICAL, INC.

By:	/s/ Paul M. DiPerna
Paul M. DiPerna
Chairman, Chief Executive Officer, President and Chief Financial Officer (principal executive officer, principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
By:	/s/ Paul M. DiPerna	Chairman, Chief Executive Officer, President,	May 6, 2020
	Paul M. DiPerna	and Chief Financial Officer
(principal executive officer, principal
financial officer and principal accounting officer)

By:	*	Director	May 6, 2020
Liam Burns

By:	*	Director	May 6, 2020
William J. Febbo

By:	*	Director	May 6, 2020
Morgan C. Frank

By:	*	Director	May 6, 2020
Carmen Volkart

*By:	/s/ Paul M. DiPerna
Attorney-in-fact
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EXHIBIT INDEX

No.	Description
2.1	Reorganization and Share Exchange Agreement, dated as of July 24, 2017, by and among Modular Medical, Inc., Quasuras, Inc., Paul DiPerna and the other stockholders of Quasuras, Inc. (incorporated by reference to Exhibit 2.1 to Current Report of the Registrant on Form 8-K filed on July 28, 2017 with the SEC)
3.1	Second Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Nevada on June 27, 2017 (incorporated by reference to Exhibit 3.1 to Current Report of the Registrant on Form 8-K filed on June 29, 2017 with the SEC)
3.1.1**	Certificate of Designation of Preferences, Rights and Limitations of Series A Cumulative Redeemable Perpetual Preferred Stock
3.2	Amended Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of Form 10-K-A of the Registrant for June 30, 2008 filed on September 2, 2009 with the SEC)
4.1	2017 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Form 10-K of the Registrant for 2018 filed on June 29, 2018 with the SEC)
4.2**	Form of Common Stock Purchase Warrant
4.3**	Form of Warrant Agent Agreement
4.4**	Form of Subscription Agreement
4.5**	Form of Subscription Escrow Agreement
4.6**	Form of Dividend Payment Escrow Agreement
5.1*	Opinion of Gusrae Kaplan Nusbaum PLLC
10.1	Common Stock Purchase Agreement, dated as of April 5, 2017, by and among Bear Lake Recreation, Inc., Manchester Explorer, LP, a Delaware limited partnership, and certain person named therein (incorporated by reference to Exhibit 10.2 to Current Report of the Registrant on Form 8-K filed on July 28, 2017 with the SEC)
10.2	Common Stock Purchase Agreement, dated as of July 24, 2017, by and between the Registrant and the purchaser named therein (incorporated by reference to Exhibit 2.1 to Current Report of the Registrant on Form 8-K filed on July 28, 2017 with the SEC)
10.3	Common Stock Purchase Agreement, dated as of November 19, 2018, by and among the Registrant and the Investors named therein (incorporated by reference to Exhibit 99.1 to Current Report of the Registrant on Form 8-K filed on November 20, 2018 with the SEC)
10.4(1)+	Employment Agreement, dated August 1, 2018, by and between the Registrant and Paul DiPerna
10.5+	Intellectual Property Assignment Agreement, dated July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.6+	Technology Royalty Agreement, dated as of July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.7+	Services Agreement effective January 16, 2019 between the Registrant and Liam Burns
10.8(1)	Standard Sublease Agreement, dated August 21, 2017, between the Registrant and Western Education Corporation
10.9(2)	Lease between MCP Socal Industrial - Bernardo, LLC and the Registrant dated January 10, 2020
10.10(2)	Consulting Agreement between the Registrant and Liam Burns dated April 15, 2019
10.11(2)	Consulting Agreement between the Registrant and Liam Burns dated July 15, 2019
10.12(2)	Consulting Agreement between the Registrant and Liam Burns dated September 3, 2019

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10.13(2)	Services Agreement effective December 31, 2019 between the Registrant and Carmen Volkart
10.14(2)	Services Agreement effective January 23, 2020 between the Registrant and William Febbo
10.15(2)	Form of Indemnification Agreement between the Registrant and each of its directors and officers used from January 23, 2020
10.16(2)	Form of Notice of Stock Option Grant and Stock Option Agreement under the Amended 2017 Equity Incentive Plan
10.17**	Form of Common Stock Purchase Agreement by and between the Registrant and the Investors named therein
21.1	Sole Subsidiary of the Registrant (as disclosed in the Notes to Consolidated Financial Statements as of March 31, 2019 in the prospectus to this registration statement)
23.1**	Consent of Farber Haas Hurley LLP
23.2*	Consent of Gusrae Kaplan Nusbaum PLLC (included in Exhibit 5.1)
101.INS XBRL Instance Document
101.SCH XBRL Taxonomy Extension Schema
101.CAL XBRL Taxonomy Extension Calculation Linkbase
101.DEF XBRL Taxonomy Extension Definition Linkbase
101.LAB XBRL Taxonomy Extension Label Linkbase
101.PRE XBRL Taxonomy Extension Presentation Linkbase

* Filed herewith

** Previously filed

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 dated June 27, 2019
(2)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019

+ Management contract or compensatory plan arrangement.

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